EXHIBIT 10.25

December 12, 2000

Mr. David A. Christian
Senior Vice President & Chief Nuclear Officer
Dominion Resources, Inc.

Re: Supplemental Retirement Agreement

Dear Dave:

Because of your valuable knowledge and experience, Dominion Resources, Inc. (the “Company”) wishes to enter into this Supplemental Retirement Agreement (“Agreement”) with you to ensure that your employment with the Company will continue until you reach age 60 and that your services will not be available to a competitor. Subject to the terms and conditions set forth below, the Company therefore agrees that, if you remain in the Company’s employ and serve as an officer until you reach age 60, upon your retirement you will be eligible for a supplemental lifetime retirement benefit under the Company’s Executive Supplemental Retirement Plan (“ESRP”). As required by the ESRP, this benefit will be payable only if you are still an officer at the time of your retirement.

The benefit payable under this Agreement will be computed in accordance with the terms of Section 3.1(a) of the ESRP as an equal periodic payment for 120 months. This benefit will then paid either over your lifetime (with 120 payments guaranteed) or as a lump sum at retirement.

If you receive your benefit in the form of periodic payments and then die before 120 payments have been made, the remaining payments (up to a maximum of 120) will be paid to your beneficiary under the ESRP. If you die after 120 payments have been made, or after you receive your benefit in the form of a lump sum payment at retirement, no further payments will be made after your death.

In consideration for the promise of this supplemental retirement benefit, you agree that during your employment with the Company and for a period of two years following the termination of your employment for any reason, you will not, directly or indirectly, own, manage, operate, control, be employed by, or advise any other business that engages in activities in competition with the Company in the generation, distribution or sale of energy (a) in any state in which the Company is at the time carrying on such business and (b) in any state in which the Company is at the time actively negotiating to enter the business of the generation, distribution or sale of energy.

Mr. David A. Christian
December 12, 2000

You further agree that during your employment with the Company and for a period of two years following the termination of your employment for any reason, you will not solicit or attempt to solicit any employees or customers of the Company, or other persons or entities with or through whom the Company has done business, for the purpose of providing goods and services or engaging in activities in competition with the Company. You specifically agree that during the period of your employment with the Company and for two years following the termination of your employment for any reason, (a) you will not solicit, aid or encourage, directly or indirectly, any employees of the Company to leave the Company or work elsewhere, and (b) you will not solicit, aid or encourage, directly or indirectly, any of the Company’s customers to move their business from the Company or to place business elsewhere.

Any benefits payable under this Agreement will be paid under the ESRP from the Dominion Resources Executive Retirement Income Trust and/or the general assets of the Company as and when due. No promises under this Agreement will be secured by any specific assets of the Company, nor will any assets of the Company be designated as attributable or allocated to the satisfaction of any such promises.

If you agree with the terms and conditions set forth above, please indicate your acceptance by signing and returning one copy of this letter to me. Please retain the other copy for your records.

Sincerely yours,

/s/ Thos. E. Capps

Thos. E. Capps
Chairman of the Board and Chief
Executive Officer.

Accepted:      /s/ David A. Christian
                         David A. Christian

Date:             3/12/01